EXHIBIT 01

                                                                  [LOGO] ENERSIS
                                                         Santiago, June 12, 2003
                                                     Ger. Gen N(degree) 115/2003

Mister
Alejandro Ferreiro Y.
Superintendent of Securities and Insurance

                                                                        Santiago

                                                Ref: ADVICE OF AN IMPORTANT FACT

Dear Sir,

We hereby inform you, as an Important Fact, on the degree of progress on the Company's capital increase underway, within the context of the First Preferential Subscription Period, initiated on last May 31 and to conclude next June 30.

Up until yesterday, June 11 2003, 15,055,406,909 shares for a value of US$1,273,792,000 had been subscribed. This amount corresponds to 61.75% of the total capital increase. Of the total subscribed, 14,406,840,511 shares (US$1,218,967,000) correspond to Elesur S.A., a member of Endesa S.A., the controlling shareholder of Enersis S.A., and 648,566,398 shares, (US$54,826,000) correspond to third parties.

Yours sincerely,


Domingo Valdes P.                                     Rafael Lopez R.
Senior Attorney                          Manager, Corporate Planning and Control

cc.:
Santiago Stock Exchange
Electronic Stock Exchange of Chile
Brokers Exchange of Valparaiso
Risk Rating Commission